EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in registration statements on Form S-8 (SEC File Nos. _____________, ___________, ____________ and ______________) of Universal Detection Technology of our report dated May ___, 2013 related to the consolidated balance sheets of Universal Detection Technology and its Subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2012 and 2011 appearing in Universal Detection Technology’s Annual Report on Form 10-K for the year ended December 31, 2012.

/s/ Kabani & Company, Inc.

KABANI & COMPANY, INC.

CERTIFIED PUBLIC ACCOUNTANTS

Los Angeles, CA

October 9, 2013